Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul G. Gabos
(727) 530-7700

LINCARE HOLDINGS INC. ANNOUNCES

24 % INCREASE IN FIRST QUARTER 2007 EPS

Clearwater, Florida (April 23, 2007) — Lincare Holdings Inc. (NASDAQ:LNCR), a leading provider of oxygen and other respiratory therapy services delivered to patients in the home, today announced financial results for the quarter ended March 31, 2007.

For the quarter ended March 31, 2007, revenues were $378.5 million, a 13.5% increase over revenues of $333.6 million for the first quarter of 2006. The Company estimates that the increase in net revenues was comprised of approximately 10.0% internal growth and 4.5% growth from acquisitions, partially offset by Medicare price changes taking effect in the first quarter of 2007. Net income for the quarter ended March 31, 2007, was $53.9 million compared to net income of $47.9 million for the first quarter of 2006. Diluted earnings per share were $0.59 for the quarter ended March 31, 2007, compared with $0.48 diluted earnings per share for the comparable prior year period.

Lincare added 12 new operating centers in the first quarter derived from internal development. The total number of Lincare locations expanded to 990 at the end of the first quarter.

John P. Byrnes, Lincare’s Chief Executive Officer, said, “We are pleased with Lincare’s operating and financial performance in the first quarter of 2007. We continue to make strong gains in market share in our core respiratory business through internal expansion, and we are pleased with the pace of integration of the pediatric respiratory assets that we acquired late last year.”

Mr. Byrnes added, “Our financial position is strong and we achieved significant operating cash flows in the first quarter of 2007.” Lincare generated $106.7 million of cash from operating activities and invested $29.8 million in net capital expenditures during the quarter. The Company repurchased 6,958,400 shares of its common stock during the quarter for $275.0 million. Total debt at March 31, 2007 included $275.3 million of long-term obligations, $265.0 million of short-term borrowings under a revolving credit facility, and $9.8 million of deferred acquisition obligations. Cash and cash equivalents were $35.2 million at March 31, 2007.

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in the home. The Company provides services and equipment to over 679,000 customers in 47 states.

Lincare will hold its annual meeting of stockholders on May 7, 2007, at 9:00 A.M. at the Holiday Inn Select, 3535 Ulmerton Road, Clearwater, Florida. Stockholders of record at the close of business on March 30, 2007, are entitled to vote the shares held on that date at the annual meeting. The Company has posted its expected earnings release dates for the remainder of the 2007 fiscal year under the Investor Relations section of its web site at www.lincare.com.

Statements in this release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Lincare as of the date hereof and Lincare assumes no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Lincare’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or variations of these terms or other comparable terminology.

Key factors that have an impact on Lincare’s ability to attain any estimates contained in this release include potential reductions in reimbursement rates by government and other third party payors, changes in reimbursement policies, the demand for Lincare’s products and services, the availability of appropriate acquisition candidates and Lincare’s ability to successfully complete and integrate acquisitions, efficient operations of Lincare’s existing and future operating facilities, regulation and/or regulatory action affecting Lincare or its business, economic and competitive conditions, access to borrowed and/or equity capital on favorable terms and other risks described in the filings of Lincare with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2006.

In developing its forward-looking statements, Lincare has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by Lincare differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. Lincare is under no duty to update any of the forward-looking statements after the date of this release.

LINCARE HOLDINGS INC.

Financial Summary

(Unaudited)

(In thousands, except share and per share data)

	For the three months ended
	March 31, 2007	March 31, 2006
Net revenues	$378,459	$333,591

Costs and expenses:
Costs of goods and services	88,134	74,401
Operating expenses	91,884	79,094
Selling, general and administrative expenses	76,367	70,493
Bad debt expense	5,677	5,004
Depreciation expense	25,901	24,508
Amortization expense	67	419

Operating income	90,429	79,672
Interest expense, net	4,376	1,821

Income before income taxes	86,053	77,851
Income taxes	32,158	29,965

Net income	$53,895	$47,886

Basic earnings per common share	$0.62	$0.50

Diluted earnings per common share	$0.59	$0.48

Weighted average number of common shares outstanding	86,400,977	95,791,438

Weighted average number of common shares and common share equivalents outstanding	93,179,867	102,875,766

LINCARE HOLDINGS INC.

Selected Balance Sheet Data

(Unaudited)

(In thousands)

	March 31, 2007	December 31, 2006
Cash and cash equivalents	$35,185	$25,075
Accounts Receivable, Net	190,029	170,533
Current Assets	251,922	242,279
Total Assets	1,788,599	1,775,310
Current Liabilities	410,200	189,464
Long-Term Obligations, including Current Maturities of Bank Debt	540,272	335,000
Stockholders' Equity	896,968	1,110,577